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                                                                    EXHIBIT 4.3

                                 CHEMFIRST INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN

     ChemFirst Inc., a Mississippi corporation (hereinafter referred to as the "Sponsoring Employer" or as an "Employer"), has adopted the following
    Employee Stock Purchase Plan for the benefit of its eligible employees.

       The number of shares of the Sponsoring Employer's $1.00 par value common stock (the "Common Stock") presently reserved for issuance under the plan is 250,000 shares.

      The purpose of this plan is to provide an opportunity for eligible employees of an Employer to share in the growth and prosperity of the
      Sponsoring Employer through the acquisition of shares of the Common
                                     Stock.

      The Sponsoring Employer intends that options issued under this plan (hereinafter "Options") shall constitute options issued pursuant to an
    "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

                                ARTICLE 1: TITLE

 1.1 This plan shall be known as the ChemFirst Inc. 1997 Employee Stock Purchase
                 Plan (hereinafter referred to as the "Plan").

                             ARTICLE 2: DEFINITIONS

         As used herein, the following words and phrases shall have the meanings specified below, unless a different meaning is plainly required by the context, viz.:

         2.1 The term "Board of Directors" shall mean the Board of Directors of the Sponsoring Employer.

         2.2 The term "Compensation Committee" shall mean the Compensation Committee of the Board of Directors or any individual or committee designated by the Compensation Committee to carry out its obligations hereunder.

         2.3 The term "Contribution Account" shall mean the account established on behalf of a Member to which shall be credited the amount of the Member's contribution, pursuant to Article 4.


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         2.4 The term "Employee" shall mean each current or future employee of an Employer, whose customary employment is at least twenty (20) hours a week and is or will be more than five (5) months in a calendar year, except those employees of the Employer who are deemed to be "highly compensated employees" within the meaning of Section 423 of the Code and who are also either (i) "officers" of the Sponsoring Employer for purposes of Section 16 of the Securities Exchange Act of 1934 or (ii) officers of an Employer who are eligible for conversion awards under Section 7 of the Sponsoring Employer's 1995 Long Term Incentive Plan or any Sponsoring Employer Long Term Incentive Plan which becomes effective subsequent to the date this Plan is adopted by the Board of Directors.

         2.5 The term "Employer" shall mean any corporation designated by the Board of Directors of the Sponsoring Employer as an Employer under this Plan and which is either the Sponsoring Employer or a Subsidiary of the Sponsoring Employer.

         2.6 The term "Exercise Date" shall mean the last trading date on the New York Stock Exchange (hereinafter referred to as "NYSE") of the Offering Period.

         2.7 The term "Fair Market Value" shall mean the average of the high and low sales price of the Common Stock as reported by NYSE as of the applicable date; provided that, if there shall be any material alteration in the present system of reporting prices of such stock, or if such stock shall no longer be reported on the NYSE, the Fair Market Value of the stock as of a particular date shall be determined by such method as shall be specified by the Compensation Committee.

         2.8 The term "Grant Date" shall mean the first NYSE trading date of the Offering Period.

         2.9 The "Issue Price" shall mean the price of the stock to be charged to participating Members at the Exercise Date as provided in Article 4.

         2.10 The term "Member" shall mean any Employee of an Employer who has met the conditions and provisions for becoming a Member as provided in Article 3.

         2.11 The term "Member's Contribution Rate" shall be that whole percentage of a Member's Normal Monthly Pay a Member elects to contribute by regular payroll deductions to his Contribution Account as provided by Section 4.2.

         2.12 The term "Normal Monthly Pay" shall be computed for hourly Employees by annualizing the Employee's hourly base pay and his regular scheduled hours of work as in effect from time to time during the Offering Period in question and in each case dividing by twelve, and the term "Normal Monthly Pay" for salaried Employees shall mean the Employee's regular monthly base pay in effect from time to time during the Offering Period in question.

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         2.13 The term "Plan Agent" shall mean that individual or entity to which the Sponsoring Employer has delegated authority to administer this Plan and keep records of individual Member benefits.

         2.14 Except for the initial Offering Period, which shall be from October 1, 1997 through June 30, 1998, the term "Offering Period" shall mean a period of three (3) calendar months, commencing on the first day of January, April, July and October and ending, respectively, on the last day of each March, June, September and December. The Board of Directors or the Compensation Committee shall have the power to change the commencement date and duration of future Offering Periods if such change is announced at least seven (7) days prior to the scheduled beginning of the first Offering Period to be affected.

         2.15 The term "Sponsoring Employer Stock" shall mean those shares of the Common Stock which pursuant to Section 4.1 are reserved for issuance upon the exercise of the Options granted under this Plan.

         2.16 The term "Subsidiary" shall mean any corporation having a relationship to the Sponsoring Employer described in Section 424(f) of the Code.

         2.17 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

                         ARTICLE 3: MEMBERSHIP IN PLAN

         3.1 Each Employee will be eligible to become a Member in the Plan for any Offering Period if he is an Employee on the first day of the Offering Period.

         3.2 Upon becoming a Member, said Member shall be bound by the terms of this Plan, including any amendments hereto.

         3.3 Each Employee who becomes eligible to become a Member shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder for an Offering Period, he shall complete such form and file it with his Employer prior to the first day of the Offering Period. An Employee may only become a Member in the Plan at the beginning of an Offering Period. The completed enrollment form shall indicate the Member's Contribution Rate authorized by the Member for such Offering Period, and shall authorize the Plan Agent to retain shares of Common Stock credited to such Member's account pursuant to Section 4.7, to use cash dividends attributable to Common Stock in such Member's account pursuant to Section 5.16 to purchase additional shares of Common Stock and to retain in such account stock dividends attributable to Common Stock in such account.

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                      ARTICLE 4: ISSUANCE OF STOCK OPTIONS

         4.1 The Sponsoring Employer shall reserve 250,000 shares of Common Stock for issuance upon the exercise of the Options granted hereunder. These shares may be either authorized and unissued shares, issued shares held in or acquired for the treasury of the Sponsoring Employer, or shares of stock reacquired by the Sponsoring Employer upon purchase in the open market or otherwise.

         4.2 (a) In order to participate in the Plan for an Offering Period and be granted an Option hereunder, an Employee must authorize his Employer to deduct through payroll deduction each pay period a whole percentage of Normal Monthly Pay, but not less than $10.00 per month ("Member's Contribution Rate"). The maximum Member's Contribution Rate shall be fifteen percent (15%) of his Normal Monthly Pay from his Employer. Such authorization shall be in writing and on such forms as shall be provided by the Sponsoring Employer. Such deductions shall begin as of the first pay period beginning on or after the first day of the Offering Period. For all purposes of this Plan, such contributions shall be deemed a part of the Member's Contribution Account. Member contributions will not be permitted to begin at any time other than the beginning of the Offering Period. Except for withheld amounts that are refunded to Members in the event the shareholders of the Sponsoring Employer do not approve this Plan in accordance with Section 5.13, no interest shall accrue on any amounts withheld under this Plan. If the shareholders of the Sponsoring Employer do not approve this Plan in accordance with Section 5.13, all withheld amounts shall be refunded promptly after such shareholder vote, with interest accrued thereon at six percent (6%) per annum.

              (b) Subject to this Section 4.2, a Member may increase or decrease his Member's Contribution Rate by filing a properly completed change form, or such other authorization as the Sponsoring Employer shall require, with the party and by the date designated by the Sponsoring Employer. Such change shall be made in whole percentages of Normal Monthly Pay, and shall be effective beginning on the first day of the Offering Period next succeeding the receipt of the timely filed change form by the designated party.

              (c) Subject to the provisions of Section 4.5, a Member may at any time withdraw from participation in the Plan by filing a properly completed withdrawal form, or such other authorization as the Sponsoring Employer shall require, with the party and by the date designated by the Sponsoring Employer. Provided the Sponsoring Employer or the party so designated has received the withdrawal form fifteen (15) days prior to the Exercise Date, as soon as practicable after receipt of the timely filed withdrawal form by the designated party, (i) all payroll deductions then credited to the Member's Contribution Account shall be paid to the Member, and (ii) no further payroll deductions shall be made from the Member's compensation and no options shall be granted to the Member during any Offering Period commencing thereafter, unless the Member elects again to participate in the Plan pursuant to this Section 4.2. Partial withdrawal from participation in the Plan shall not be permitted. Moreover, if contributions are withdrawn during an Offering Period, no further contributions will be permitted during that Offering Period. No interest shall accrue on contributions which are withdrawn pursuant to this paragraph.


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              (d) The fact that an Employee elects to participate for an
Offering Period, or fails so to elect, shall not affect his right to participate, or not to participate, for any other Offering Period.

         4.3 If the total number of shares to be purchased under Options by all Members for any Offering Period exceeds the number of shares remaining authorized under this Plan, a pro rata allocation of the available shares will be made among all Members authorizing such payroll deductions based on the amount of the respective aggregate payroll deductions up to the Exercise Date.

         4.4 The Issue Price of the Common Stock under this Plan will be the lesser of (a) eighty-five percent (85%) of the Fair Market Value on the last trading date of the Offering Period (being the Exercise Date for the Offering Period) or (b) eighty-five percent (85%) of the Fair Market Value on the first trading date of the Offering Period (being the Grant Date for the Offering Period).

         4.5 On the Exercise Date a Member's Contribution Account shall be used to purchase the maximum number of full and fractional shares of Common Stock (rounded down to the nearest ten thousandth of a share) determined by dividing the Issue Price defined in Section 4.4 into the Member's Contribution Account, unless the Member has notified the Sponsoring Employer in writing at least fifteen (15) days prior to the Exercise Date that the Member does not want to exercise any Options. Any money remaining in a Member's Contribution Account that is not used to purchase Common Stock shall be returned to the Member. Options granted under this Plan shall be subject to such amendment or modification as the Sponsoring Employer shall deem necessary to comply with any applicable law or regulation and shall contain such other provisions as the Sponsoring Employer shall from time to time approve and deem necessary.

         4.6 In no event may a Member (a) receive an option that permits his rights to purchase stock under all employee stock purchase plans of the Sponsoring Employer and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, or (b) receive an Option if he owns (within the meaning of Section 423(b)(3) of the Code), immediately after the Option is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Sponsoring Employer or its parent or subsidiary corporation, or (c) transfer or otherwise alienate any Option granted to him under this Plan, other than by will or the laws of descent and distribution.

         4.7  (a) Until the Member has satisfied the tax holding periods under
Section 423 of the Code, he will not receive a stock certificate for the shares purchased by him pursuant to this Plan, his shares shall be held for his account by the Plan Agent, and he may sell his Common Stock issued pursuant to this Plan only through the brokerage facilities provided by the Plan Agent. The Plan Agent will hold the shares of Common Stock of all Members together in its name or the name of its nominee. The Plan Agent will forward as soon as practicable any proxy solicitation materials to the Members. The Plan Agent will vote the full and fractional shares credited to a Member's account in

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accordance with the Member's directions. The Plan Agent will vote only such shares as to which it receives signed proxies.

              (b) After the Member has satisfied the Section 423 holding periods, he may request a certificate for any whole number of such shares no longer subject to such holding periods.

              (c) Each Member may also make a gift of the shares in his account with the Plan Agent to another person before he has satisfied the
Section 423 holding periods. To do so, the Member shall file a written request for a stock certificate with the Sponsoring Employer.

              (d) After the purchase of shares of Common Stock pursuant to
Section 4.5, regardless of whether a certificate has been issued to the Member or such shares are held for the Member's account by the Plan Agent, the Member will have all ownership rights with respect to such shares, including, without limitation, the right to vote such shares, to receive all reports and other shareholder material, and to receive any dividends or distributions which might be declared on such shares by the Board of Directors in the future.

         4.8 (a) If a Member's employment with an Employer is terminated for any reason (including death or disability) on or before the fifteenth (15th) day of the last month of an Offering Period, the Member's right to purchase Common Stock under the Plan will terminate immediately, and the Member's payroll deductions not theretofore applied to the purchase of Common Stock will be returned to the Member (or the Member's Executor or Administrator in the case of death), without interest, as soon as practicable. If the termination of employment occurs subsequent to the date referred to in the preceding sentence, Common Stock will be purchased for the Member on the last day of the Offering Period.

              (b) In addition, the Member (or his Executor or Administrator in the case of death) will be requested to complete a termination form by which the Member notifies the Plan Agent whether the Member wishes (i) to receive, subject to Section 4.7, a certificate for the number of shares held in his account and cash representing any fractional share or (ii) to sell such shares and any fraction thereof through the Plan Agent. If the Member fails to complete and return the form within sixty (60) days after termination of the Member's employment, the Member will be deemed to have elected to receive, subject to Section 4.7, a certificate for the Member's shares and cash for any fractional share interest.

         4.9 If a Member or former Member disposes of a share of Sponsoring Employer Stock obtained under this Plan (a) prior to two (2) years after the Grant Date of such share, or (b) prior to one (1) year after the Exercise Date, then that Member or former Member must notify the Sponsoring Employer immediately of such disposition in writing.

         4.10 (a) If a Member goes on a leave of absence, he will continue to participate in the Plan for the Offering Period in which his leave began. If a Member's leave of absence is ninety (90) days or less, his payroll deductions will resume at the same rate when he returns to active service

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(unless he was on leave of absence at the beginning of the Offering Period in which he returns). If his leave is longer than ninety (90) days, he may participate in the Plan only for a subsequent Offering Period by submitting a complete enrollment form at least fifteen (15) calendar days prior to the start of the Offering Period. If his leave of absence is longer than ninety (90) days, for purposes of the Plan he will be treated as having terminated employment on the ninety-first (91st) day of his leave of absence.

              (b) If a Member is on a leave of absence at the beginning of an Offering Period, that Member may not participate in the Plan for that Offering Period.

              (c) If the Member has requested and received a certificate representing his shares, he may sell the shares through any broker he selects. If the Member's balance in his account with the Plan Agent contains less than a full share and the Member is not then a participant in the Plan, the Plan Agent will cause such fractional share to be sold and the proceeds of the sale to be paid to such Member.

              (d) In the event of any issuance of a stock certificate pursuant to this Plan, the Member will be responsible for ordinary charges in connection with the issuance of such certificate, and, in the event of any sale of shares issued pursuant to this Plan, the Member will be responsible for brokerage and other costs of the sale.

              (e) Whenever a Member's or former Member's account is to be closed, the Plan Agent shall arrange for a sale of any fractional shares credited to such account within a reasonable period after the event resulting in the closure of such account.

                            ARTICLE 5: MISCELLANEOUS

         5.1 The Sponsoring Employer or the Plan Agent shall administer the Plan and keep records of individual Member benefits. The Compensation Committee of the Board shall interpret the terms and intent of the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, and all such determinations by the Compensation Committee shall be conclusive and binding on all persons.

         5.2 Each Member, former Member, or any other person who shall claim any right or benefit under this Plan, shall be entitled only to look to the Employer for such benefit.

         5.3 The Compensation Committee of the Board may, at any time or from time to time, amend the Plan in any respect, except that approval of the stockholders of the Sponsoring Employer will be required for any amendment for which stockholder approval is required under Section 423 of the Code or any other applicable law. The Compensation Committee may at any time terminate the Plan effective as of the last day of any Offering Period or may terminate the right of Members to make contributions or further contributions under the Plan during any Offering Period.

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         5.4  The Employer will pay all expenses of administering this Plan that may arise in connection with this Plan other than the charges incurred in connection with the sale of a Member's shares through the Plan Agent or the issuance of a Member's stock certificate.

         5.5 Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan shall be promulgated and adopted by the Compensation Committee or the Board.

         5.6 Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

         5.7 This Plan shall be construed in accordance with the laws of the State of Mississippi.

         5.8 A misstatement of fact as to an Employee's date of employment or any such other matter shall be corrected when it becomes known that any such misstatement of fact has occurred.

         5.9 The Options granted hereunder are not transferable by the Member otherwise than by will or the laws of descent and distribution, and are exercisable during the Member's lifetime only by him. If a Member attempts such assignment, transfer or alienation, the Employer shall disregard that action.

         5.10 This Plan is intended to be an "employee stock purchase plan" qualified under Section 423 of the Code, and it shall be interpreted in such a manner as to insure that the Members receive the benefits provided by such a plan.

         5.11 This Plan shall not be deemed to constitute a contract between an Employer and any Member or to be a consideration or an inducement for the employment of any Member or Employee. Nothing contained in this Plan shall be deemed to give any Member or Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Member or Employee at any time regardless of the effect which such discharge shall have upon him as a Member of the Plan.

         5.12 No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against, any Employer, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Member, as a part of the consideration for any benefits provided by each Employer under this Plan.

         5.13 Notwithstanding any other provision of this Plan, in order for this Plan to continue as effective, it must be approved by the shareholders of the Sponsoring Employer during the period

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commencing twelve (12) months prior to and ending twelve (12) months after it is adopted by the Board of Directors.

         5.14 In the event of any change in the number of outstanding shares of Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares, or any other change in the corporate structure or shares of stock of the Sponsoring Employer, the Board of Directors will make an appropriate adjustment, in accordance with applicable provisions of the Code and rulings and regulations thereunder, in the number and kind of shares which may be offered under the Plan, both in the aggregate and as to each Member, the number of shares then subject to offerings theretofore made, and the price of shares offered under the Plan. In the event of a dissolution or liquidation of the Sponsoring Employer or a merger or consolidation in which the Sponsoring Employer is not the surviving corporation or survives only as a subsidiary of another corporation, each outstanding Option granted under this Plan shall terminate except to the extent that another corporation assumes such Option or substitutes another option therefor.

         5.15 The Sponsoring Employer's obligation to sell and deliver stock under the Plan is at all times subject to all approvals of any governmental authorities required in connection with the authorization, issuance, sale or delivery of such stock.

         5.16 If the Sponsoring Employer pays a cash dividend on shares of Common Stock and a Member is entitled to receive such dividend on such shares that have been purchased under the Plan and which are then held for the Member's account by the Plan Agent, such dividend shall not be paid in cash, but shall be paid in the form of additional shares of Common Stock ("Reinvested Shares"), upon such terms and conditions as the Sponsoring Employer shall determine, subject to this Section 5.16. Reinvested Shares may be purchased directly from the Sponsoring Employer, from its treasury or authorized and unissued shares of Common Stock, or purchased on the open market. Reinvested Shares shall be purchased at one hundred percent (100%) of market value and not at the Issue Price set forth in Section 4.4. A Member's account with the Plan Agent shall be credited with the number of whole or fractional shares equal to the amount of the dividend paid on a Member's shares of Common Stock acquired under the Plan divided by the purchase price of the Reinvested Shares.

         5.17 Any notice that the Sponsoring Employer or Member may be required or permitted to give to each other shall be in writing, or by such other means of communication as the Sponsoring Employer may designate in writing from time to time, and may be delivered personally or by mail, postage prepaid, addressed as follows: if to the Sponsoring Employer to J. Steven Chustz, General Counsel, ChemFirst Inc., 700 North Street, Jackson, Mississippi 39202, or at such other address as the Sponsoring Employer, by notice to the Members, may designate in writing from time to time, with a copy of such notice forwarded to Bank of New York, Employee Stock Purchase Plan Administration, Attn: Collen Steffens, 101 Barclay Street - 12W, New York, New York 10286, or to such other entity or person and at such other address as the Sponsoring Employer, by notice to the Members, may designate in writing from time to time; if to any other Employer, to the address

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designated by such Employer in a written notice to the Members; and if to the
Member, at the address shown on the records of the Sponsoring Employer, or at such other address as the Member, by notice to the Sponsoring Employer, may designate in writing from time to time.

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